Exhibit 99.1

World Fuel Services Corporation Declares Regular Quarterly Cash Dividend

MIAMI--(BUSINESS WIRE)--December 2, 2010--World Fuel Services Corporation (NYSE:INT) announced today that its board of directors has declared a quarterly cash dividend of $0.0375 per share payable on January 5, 2011 to shareholders of record on December 17, 2010.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of marine, aviation and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and private aircraft, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns
Executive Vice President & Chief Financial Officer
or
Francis X. Shea
Executive Vice President & Chief Risk and Administrative Officer
305-428-8000